Exhibit 10.1

AMENDMENT NO. 1

DIRECTOR SERVICES AGREEMENT

This Amendment No. 1, dated as of March 12, 2015 and effective as of April 1, 2015, is by and between National Fuel Gas Company, a New Jersey corporation (the “Company”), and David F. Smith (“Executive”).

WHEREAS, the Company and Executive entered into a Director Services Agreement dated as of March 13, 2014 and effective as of April 1, 2014 (“Agreement”);

WHEREAS, pursuant to Section 1 (“Retirement; Continuing Board Membership”) of the Agreement, the Company and Executive agreed that Executive would remain as the non-executive non-employee Chairman of the Board of Directors of the Company (“Chairman”) for one year or such longer period as the Executive, the Chief Executive Officer and the Board of Directors may mutually agree (“Chairman Services Period”);

WHEREAS, the Chief Executive Officer and the Board of Directors believe that it is in the best interest of the Company to extend the Chairman Services Period and continue to retain access to the services of Executive in the capacity of non-executive, non-employee Chairman up to and through the conclusion of the 2016 Annual Meeting of Stockholders of National Fuel Gas Company; and

WHEREAS, Executive is willing to extend the Chairman Services Period and continue to provide services to the Company in the capacity of non-executive, non-employee Chairman up to and through the conclusion of the 2016 Annual Meeting of Stockholders of National Fuel Gas Company, on the terms and conditions set forth in the Agreement, as revised by this Amendment No. 1.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

1. Extension of Chairman Services Period. Pursuant to Section 1 (“Retirement; Continuing Board Membership”) of the Agreement, the Chairman Services Period shall be and is hereby extended up to and through the conclusion of the 2016 Annual Meeting of Stockholders of National Fuel Gas Company. Notwithstanding the preceding sentence, in the event that the 2016 Annual Meeting of Stockholders of National Fuel Gas Company is not held by March 31, 2016, the Chairman Services Period shall expire, unless otherwise extended pursuant to Section 1 (“Retirement; Continuing Board Membership”) of the Agreement.

2. Amendment of Annual Fee. The first sentence of Paragraph (a) (“Cash Fees”) of Section 3 (“Fees for Services as Non-Executive Chairman”) of the Agreement shall be and is hereby amended to read as follows: “During the Chairman Services Period, Executive shall receive an annual fee equal to Four Hundred Thousand Dollars ($400,000.00).”

3. Miscellaneous. The Agreement may be amended only by a written instrument signed by the Company, the Chief Executive Officer and Executive. Except as otherwise expressly provided in this Amendment No. 1, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4. Governing Law. The Agreement and this Amendment No. 1 shall be governed by the laws of the State of New York, without reference to the principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day first written above.

NATIONAL FUEL GAS COMPANY

By:	/s/ R. J. Tanski
Name:	R. J. Tanski
Title:	President and Chief Executive Officer

DAVID F. SMITH

/s/ David F. Smith

AGREED TO

/s/ R. J. Tanski
By:	R. J. Tanski
Title:	President and Chief Executive Officer National Fuel Gas Company

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